Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 9, 2026
Registration Statement Nos. 333-281727 and 333-281727-08

**PRICING DETAILS** $1.9BN TAOT 2026-D (Prime Auto Loan)

Joint-Leads: SMBC (Str.), CIBC, Citi, MUFG, TD Securities
Active Co-Manager: R. Seelaus
Passive Co-Manager: Credit Agricole

-Anticipated Capital Structure-
	TOTAL	OFFERED
CL	($MM)	($MM)	WAL*	F/S**	P-WIN	E-FIN	L-FIN	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	439.750	417.762	0.25	F1+/A-1+	1-7	05/15/27	10/15/27	I-CRV	+14	4.301	4.301	100.00000
A-2A	496.092	471.287	1.09	AAA/AAA	7-20	06/15/28	09/17/29	I-CRV	+36	4.857	4.800	99.99094
A-2B	163.158	155.000	1.09	AAA/AAA	7-20	06/15/28	09/17/29	SOFR30A	+36			100.00000
A-3	659.000	626.050	2.48	AAA/AAA	20-42	04/15/30	06/16/31	I-CRV	+46	5.323	5.260	99.98861
A-4	94.500	89.775	3.79	AAA/AAA	42-47	09/15/30	02/17/32	I-CRV	+50	5.468	5.400	99.97701
B	47.500				<<RETAINED>>
* WAL assumes a prepayment speed of 1.30% ABS to 5.00% Clean-Up Call
** Expected Ratings

-Transaction Details-

* Deal Size: $1.9BN
* Registration: SEC-Registered
* ERISA Eligible: Yes
* BBG Ticker: TAOT 2026-D
* Expected Ratings: Fitch / S&P
* Pricing Date: 10/9/26
* Expected Settlement: 10/15/26
* First Payment Date: 11/16/26
* Pricing Speed: 1.30% ABS to 5.00% Clean-Up Call
* Min Denoms: $1k x $1k
* RR Compliance: US-Yes, EU-No, UK-No
* Bill and Deliver: SMBC

* IntexNet/CDI:
Dealname: smbctoyot26d_1900mm
Password: J6UB

CLASS	CUSIP	ISIN
A-1	89240WAA0	US89240WAA09
A-2-A	89240WAB8	US89240WAB81
A-2-B	89240WAC6	US89240WAC64
A-3	89240WAD4	US89240WAD48
A-4	89240WAE2	US89240WAE21
B	89240WAF9	US89240WAF95

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com.